EXHIBIT 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form S-4 of FirstEnergy Corp. of our report dated February 27, 2008, except for the effects of changing the manner in which the Company presents noncontrolling interests as discussed in Note 2 and the change in the composition of reportable segments discussed in Note 12 to which the date is March 1, 2010, relating to the financial statements and financial statement schedules, which appear in Allegheny Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
July 14, 2010